Exhibit 99.1
May 5, 2008 Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Preliminary Results for the 2008 First Quarter and Schedules 2008 First Quarter Conference Call
Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced preliminary and unaudited financial results for the 2008 First Quarter.
The Company delivered 31 homes in the three months ended March 31, 2008, down 11 or 26.2% from the 42 homes delivered in the same period in 2007. Homebuilding revenue was $21.7 million in 2008, down $4.7 million or 17.8% from $26.4 million in the same period in 2007.
The Company had 64 net new orders in the three months ended March 31, 2008, down 26 or 28.9% from 90 in the same period in 2007. Cancellations in the three months ended March 31, 2008 were 3%, up from 2% in the same period in 2007. The aggregate value of net new orders was $34.1 million for the three months ended March 31, 2008, down $17.7 million or 34.2% from $51.8 million in the same period in 2007.
At March 31, 2008, our backlog was 72 homes with an aggregate value of $41.3 million. At March 31, 2007, our backlog was 133 homes with an aggregate value of $77.8 million.
Stanley-Martin will conduct a 2008 First Quarter earnings call on Tuesday, May 13, 2008 at 1:00 P.M. Eastern Standard Time to discuss financial results for the three months ended March 31, 2008. Stanley-Martin plans to release its First Quarter 2008 financial results on Monday, May 12, 2008.
Conference Call access information is as follows:
Domestic Toll Free Number: (877) 857-6151
International Toll Number:     (719) 325-4835
Conference ID:                       7328664
A replay of the conference call will be available until May 20, 2008 at 1:00 P.M. Eastern Time. The replay access information is as follows:
Domestic Toll Free Number: (888) 203-1112
International Toll Number:     (719) 457-0820
Conference ID:                       7328664
Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
Certain statements in this press release may be considered forward looking statements. Forward looking statements including statements about the company’s outlook, growth opportunities, market orders, backlog, liquidity, and land position, as well as expected deliveries, revenues, earnings, margins, leverage, pricing, SG&A rate, land purchases and communities. In general, any statements contained in this conference call that are not statements of historical fact should be considered forward looking statements. We caution you that forward looking statements involve risks and uncertainties, and there are a number of factors that could cause our actual results to differ materially from those that are contained in or implied by these statements. For a list of certain of these factors, please see Annual Report on our Form 10-K filed with the Securities and Exchange Commission on March 28, 2008.